Exhibit 10.18

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is dated March 27, 2026, and is entered into by and between Glucotrack, Inc. (“Glucotrack” or the “Company”), headquartered at 307 Rte 17N, Suite 800, Rutherford, New Jersey, 07070, and Peter C. Wulff (“Mr. Wulff’), (individually referred to as a “Party”, and collectively as the “Parties”).

WHEREAS, Mr. Wulff is employed by the Company and holds the position of Chief Financial Officer; and

WHEREAS, Mr. Wulff tendered his resignation to the Company on March 27, 2026, and the Parties agreed that his employment would end effective March 31, 2026 (the “Separation Date); and

WHEREAS, the Parties wish to enter into covenants to preserve and foster their respective interests and, in certain respects, their cooperation; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED as follows:

1. Consideration for Mr. Wulff. As consideration for the commitments and releases made by Mr. Wulff in this Agreement, the Company agrees that Mr. Wulff will be paid the total sum of One Hundred Twelve Thousand and Five Hundred Dollars ($112,500.00) which represents three (3) months of salary at his regular pay reduced by lawful payroll tax withholdings (“Severance”). This dollar amount will be paid in two (2) equal installments. The first payment in the amount of Fifty Six Thousand Two Hundred and Fifty Dollars ($56,250.00) will be made on April 15, 2026. The second payment will be made on April 30, 2026, in the amount of Fifty Six Thousand Two Hundred and Fifty Dollars ($56,250.00). Unless otherwise agreed to in writing by the Parties (as well as all terms set forth in this Agreement), the Severance is contingent on Mr. Wulff complying with all terms set forth in this Agreement, including responding to requests for information pertaining to the Company’s business, initiated by the undersigned representative or their designee, and assisting in the orderly transition of his duties, through the last date he receives any Severance.

2. Release and Waiver by Mr. Wulff. For good and valuable consideration from the Company, the receipt and adequacy of which is hereby acknowledged, Mr. Wulff hereby irrevocably and unconditionally releases, waives, and forever discharges the Company, as well as all current, past, and former shareholders, directors, partners, owners, officers, volunteers, patrons, members, employees, associates, consultants, fiduciaries, trustees, insurers, predecessors and successors, or any person acting through, under, or in concert with them (collectively described as the “Releasees”), from and against all liabilities, claims, actions, demands, damages, and costs of every nature (including attorneys’ fees and any alleged injuries or damages suffered at any time after the date of this agreement that arise by reason of the continued effects of any such alleged actions which occurred on or before the date of this release), whether known or unknown, asserted or unasserted, which have arisen from any occurrence, transaction, omission, or communication transpiring or occurring at any time prior to execution of this Agreement, with the exception that claims are preserved by the Parties for any alleged breach of the provisions of this Agreement.

A. Mr. Wulff hereby specifically releases, waives, and forever discharges the Releasees, from and against all liabilities, claims, actions, demands, damages, and costs of every nature (including any alleged injuries or damages suffered at any time after the date of this release by reason of the continued effects of any such alleged acts which occurred on or before the date of this release), whether known or unknown, asserted or unasserted, which arise under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (prohibiting discrimination on account of race, sex (including sexual harassment), color, national origin or religion); 42 U.S.C. § 1981 (prohibiting discrimination on the basis of race); Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act (prohibiting discrimination on account of age); Americans with Disabilities Act of 1990 (“ADA”), as amended by ADA Amendments Act of 2008, 42 U.S.C. § 12101, et seq. (prohibiting discrimination on account of disability); California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq.; California Family Rights Act, Cal. Gov’t Code § 12945.2 and §19702.3; California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq.; Cal. Labor Code §1197.5 (California equal pay law); California Victims of Domestic Violence Employment Leave Act, Cal. Labor Code §§ 230 and 230.1; California Moore-Brown-Roberti Family Rights Act, Cal. Gov’t Code § 12945.2; Cal. Lab. Code § 233 (California kin care law), Cal. Code Regs. tit. 2, § 11035 et seq. (California pregnancy leave law); Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws); Cal. Mil. & Vet. Code § 395.10 (California military family leave law); Arizona Civil Rights Act (prohibiting discrimination on the basis of race, color, religion, age, disability, sex, national origin, or the results of genetic testing); Arizona Medical Marijuana Act; Arizona Employment Protection Act; Arizona Equal Pay Act; Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff, et seq.; Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (prohibiting retaliation for utilization of family or medical leave); Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Equal Pay Act, 29 U.S.C. § 206(b); Arizona Workers Compensation Act; Arizona Labor Law; New Jersey Law Against Discrimination; Conscientious Employee Protection Act; New Jersey Family Leave Act; Title 8 (Corporations) of the Delaware Code; Title 19 (Labor) of the Delaware Code; all other applicable provisions of the Delaware Code; and other federal, state, or local statute; or federal, state or local common law claim, to the fullest extent allowed by law.

B. Mr. Wulff acknowledges that he may have sustained damages, costs, or expenses that are presently unknown and that relate to claims against the Releasees. Mr. Wulff expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principles that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he signs this Agreement and does so understanding and acknowledging the significance and consequences of such specific waiver.

C. The above waiver and release does not affect Mr. Wulff s right to file a charge or cooperate in an investigation with the United States Equal Opportunity Commission or any governmental entity, but it is understood and agreed that Mr. Wulff waives, releases, and gives up any right to reinstatement, reimbursement, money damages, or other payment or monetary benefit with regard to or arising out of any such charge, investigation, agency or administrative adjudication, or litigation.

D. If any term of this section shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this section.

E. Mr. Wulff acknowledges and agrees that while this section sets forth a broad release under Title VII of the Civil Rights Act of 1964, as amended, the Arizona Civil Rights Act, and any other federal, state, or local law that prohibits sexual harassment, Mr. Wulff has never asserted a claim for sexual harassment and has no such claim against any of the Releasees as of the date of this Agreement. Mr. Wulff further acknowledges that no portion of the benefits he is receiving under the terms of this Agreement relate in any way to a claim for sexual harassment.

F. Mr. Wulff acknowledges he is waiving all claims he may have under the Arizona Employment Protection Act. Mr. Wulff acknowledges he has not been retaliated against by Company (or any agent or employee thereof) for: (a) disclosing, or threatening to disclose to a supervisor or to a public body an activity, policy or practice of Company that Mr. Wulff reasonably believed was in violation of law, rule or regulation or that Mr. Wulff reasonably believed posed a substantial and specific danger to the public health or safety; (b) provided information to, or testified before, any public body conducting an investigation, hearing or inquiry into any such activity, policy or practice by Company; or (c) objected to, or refused to participate in any such activity, policy or practice.

G. Mr. Wulff acknowledges he is waiving all claims he may have under Title 19, Chapter 17 of the Delaware Code (Delaware Whistleblowers Protection Act). Mr. Wulff acknowledges he has not been discriminated or retaliated against by the Company (or any agent or employee thereof) for any conduct described in §1703 of the Delaware Whistleblowers Protection Act.

H. Mr. Wulff understands and agrees he is not waiving any claim for: (i) Unemployment Insurance Benefits under the Arizona Labor Law; or (ii) workers’ compensation benefits for any workplace injury or occupational illness under the Arizona Workers’ Compensation Act. The Company agrees that in the event Mr. Wulff files a claim for unemployment insurance benefits, the Company shall not contest such a claim or assert that Mr. Wulff should be disqualified from receiving benefits.

I. Waiver of CA Civil Code Section 1542. Mr. Wulff understands and agrees that the claims released in 2 above include not only claims presently known to Mr. Wulff, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in 112. Mr. Wulff understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but Mr. Wulff nevertheless waives any claims or rights based on different or additional facts. Mr. Wulff knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THERELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3. The Parties Do Not Admit Any Liability. The Parties understand and agree that this Agreement, and the consideration rendered in accordance with this Agreement, is not to be, in whole or in part, construed or deemed evidence of any admission or concession on the part of the Parties or the Releasees of any liability whatsoever. This Agreement is intended only to avoid the expense and inconvenience of litigation, and is not, and shall not be deemed, an admission of liability, or a violation of any law, rule, regulation, or order. Each Party specifically disclaims and denies any liability to the other, including responsibility for payment of the other Party’s attorneys’ fees.

4. Acknowledgements.

A. The Parties acknowledge and agree that effective as of the Separation Date, Mr. Wulff irrevocably waives any and all rights, title, and interest in and to the stock option award granted to Mr. Wulff as of January 1, 2025, including both the vested and unvested portions thereof.

B. Mr. Wulff acknowledges and agrees that the clawback and recovery provisions set forth in Section 6 of Mr. Wulff s employment agreement with the Company (the “Clawback Rights”) remain in full force and effect following the Separation Date and continue to apply in accordance with their terms (including, for the avoidance of doubt, during the three (3) year period following the Separation Date). Nothing in this Agreement limits, waives, or releases the Company’s rights to enforce the Clawback Rights, including any recovery obligations required under applicable law, rule, or regulation.

5. Mr. Wulff s Non-Disclosure. Mr. Wulff will keep the terms of this Agreement confidential and private, and will not disclose or publicize this Agreement or its terms, or the negotiations leading up to the execution of the Agreement (including prior unexecuted drafts of the Agreement), to any individuals or entities who are not parties under this Agreement, with the exceptions that: (a) Mr. Wulff may disclose the terms of this Agreement to his legal counsel, accountant/tax preparer, or his spouse, who shall be bound by this confidentiality requirement; (b) Mr. Wulff may disclose the terms of this Agreement in response to a court or administrative order, a judicial subpoena, or pursuant to any required filings with or official inquiries from governmental tax authorities; (c) Mr. Wulff may disclose the terms of this Agreement to the extent necessary to enforce the same in a court of competent jurisdiction; or (d) Mr. Wulff may disclose the terms of the Agreement to the United States Equal Employment Opportunity Commission or federal, state or local governmental entity.

A. In the event Mr. Wulff is served with an Order or Subpoena requiring disclosure of the terms of this Agreement, he shall immediately (and before responding to said Order or Subpoena), within three (3) business days of receipt of such Order or Subpoena, notify the Company and its legal counsel in writing via overnight carrier and via e-mail as follows: Michael J. Sciotti, Esq., Barclay Damon LLP, Barclay Damon Tower, 125 East Jefferson Street, Syracuse, New York 13202 and msciotti@barclaydamon.com, and Glucotrack Inc, Attn: Paul Goode, 301 Rte 17N, Suite 800, Rutherford, NJ 07070 and pvgoode@glucotrack.com.

B. Mr. Wulff specifically agrees not to make any future disclosures or disseminate information to any person/entity not a party to this Agreement, including, but not limited to, members of the news media, present employees or former employees of the Company and/or any Releasee regarding: (a) the terms of this Agreement, including, but not limited to, the nature or existence of the payments or other consideration; and (b) any drafts of this Agreement, subject to the exceptions contained in 4-5 herein.

6. Mutual Non-Disparagement. Mr. Wulff agrees that he will not make to the media, general public, or any person or entity, including investors, auditors, lenders and employees, any statement, whether oral or written, that defames, disparages, denigrates, maligns, or impugns the reputation and/or goodwill of the Company or any of its shareholders, officers, directors, volunteers, or employees, including any oral or written statement or communication whether distributed by electronic means or otherwise. The Company’s shareholders, directors, officers, members, and senior leadership team agree they will not make any statements to, or otherwise engage in, any communications with the media or general public which disparage or denigrate Mr. Wulff, including any oral or written statement or communication whether distributed by electronic means or otherwise. Further, unless otherwise required by law or regulation (or if agreed to by the Parties in writing), in response to any employment inquiry concerning Mr. Wulff, the Company shall respond by only indicating the following information: (a) his dates employed by the Company; (b) his position(s) held at the Company; and (c) a general description of his job duties and responsibilities. It is the obligation of Mr. Wulff to direct all employment inquiries about his employment to Paul V. Goode at pvgoode@glucotrack.com. Nothing in this paragraph shall in any manner impact Mr. Wulff’s ability to cooperate with the United States Equal Employment Opportunity Commission or any federal, state, or local government entities.

7. Non-Solicitation. Mr. Wulff expressly agrees that he shall not, at any time during his employment or within a period of one (1) year following the Separation Date, directly or indirectly, individually or together with any other party: (a) solicit, induce or attempt to induce any person or entity that is an investor or business partner of the Company, or which otherwise is a contracting party with the Company to reduce or terminate its business with the Company, or to terminate any written or oral agreement or understanding with the Company; or (b) employ, solicit, receive or accept the performance of service by any employee of the Company or induce or attempt to induce any employee of the Company to terminate such employment.

8. Injunctive Relief. The Parties further agree that, in order to prevent any breach of the non-disclosure, non-disparagement or non-solicitation provisions in 5, 6 and 7 above, any Party hereto and/or any Releasee shall be entitled to seek injunctive relief from the appropriate court. The Parties also agree to waive the posting of any bond should a temporary restraining order, or preliminary or permanent injunction be granted.

9. Acknowledgements & Warranties for Mr. Wulff.

A. Mr. Wulff agrees to assist, advise, and cooperate with the Company during the Severance Pay Period if the Company so requests on issues that arose, were in any way developing, or occurred during employment with the Company. Mr. Wulff further agrees to cooperate in connection with any litigation, administrative proceeding or investigation of claims by the Company, its affiliates, subsidiaries, divisions, respective agents, officers, directors, associates, successors and assigns or in which the Company, its affiliates, subsidiaries, divisions, respective agents, officers, directors, associates, successors and assigns are involved, including answering questions and being available for testimony, and executing affidavits and documents. Further, in connection with such matters, Mr. Wulff will not voluntarily provide any of the Company’s protected confidential or proprietary information, or testimony as to same, to any party other than the Company, its affiliates, subsidiaries, divisions, respective agents, officers, directors, associates, successors and assigns, except upon prompt and timely advance notice to the Company to provide the Company sufficient time in which to appoint counsel or to seek to bar disclosure. The cooperation and assistance to be provided by Mr. Wulff shall be furnished to the Company in a timely manner as reasonably requested by Mr. Wulff and as is within his capability. The Company will reimburse Mr. Wulff for reasonable out of pocket expenses incurred upon the submission of appropriate documentation of such expenses. The Company shall use reasonable efforts to schedule the time for Mr. Wulff to cooperate pursuant to this Section in a manner which will not conflict with his other business and/or personal obligations. For the avoidance of doubt, failure to comply with this Paragraph 9(A) (or any term set forth in this Agreement) shall result in forfeiture of any remaining unpaid Severance, and the Company shall have no further obligation to make Severance payments.

B. Mr. Wulff agrees that he is not eligible for the 2026 Annual Bonus contemplated in the Employment Agreement.

C. Mr. Wulff agrees that the Company has no obligation to employ, hire, or reinstate or otherwise engage Mr. Wulff in the future as an employee or independent contractor. Mr. Wulff further acknowledges and agrees that this Agreement is sufficient and appropriate legal grounds for the Company, or any business in which it owns a majority interest, to deny his employment at any time in the future as an employee or independent contractor.

D. Mr. Wulff further understands that while employed by the Company, he was required to immediately report any and all workplace injuries and illnesses and that every such illness or injury, if any, were reported. Mr. Wulff warrants that he is not aware of any continuing effects of any work-related injuries or illnesses or of any symptoms which might be caused by a work-related injury or illness, whether reported or not. Further, this Agreement is not meant to impact any pending workers’ compensation claim Mr. Wulff may have against the Company.

10. Voluntary Agreement. The Parties acknowledge that during their joint discussions which resulted in this Agreement: they were fully and fairly represented; they had the unlimited right and opportunity to propose the terms of this Agreement; they have carefully read this Agreement, including the release of claims; they had a reasonable period of time in which to consider this Agreement; and they knowingly, voluntarily, and of their own free will entered into this Agreement fully understanding its terms.

In addition, Mr. Wulff acknowledges the following:

A. In order to accept this Agreement, Mr. Wulff must initial each page of this document with a “PW” on the bottom of the page, sign, date, and return the executed copy to the Company and counsel for the Company noted below.

B. Mr. Wulff had adequate opportunity to request, and has received, all information he needs to understand this Agreement and has been offered sufficient time, that is, at least five (5) business days, to consider whether to sign this Agreement.

C. Mr. Wulff was strongly advised to consult with an attorney about this Agreement prior to executing same.

D. Mr. Wulff has knowingly and voluntarily entered into this Agreement, without any duress, coercion, or undue influence by anyone.

E. Mr. Wulff is not waiving any rights or claims which may arise after the date he executes this Agreement.

F. Mr. Wulff is not otherwise entitled to the additional consideration listed in 1 of this Agreement, and the other items set forth herein are good and sufficient consideration for him to enter into this Agreement.

11. Entire Agreement and Amendment. This Agreement represents the entire Agreement of the Parties and any prior oral or written agreements or negotiations of the Parties that are not included and embodied herein are waived, are of no effect, and create no rights or liabilities. This Agreement may only be amended by an agreement in writing signed by all Parties hereto. The Parties expressly warrant that no agent, employee, attorney, representative, or any other person representing or claiming to represent any other party has made any representations, promises, or statements of any kind to them or their representatives to induce them to enter into this Agreement, other than those expressly contained in this Agreement, and that reliance on any such representation, promise, or statement would be unintended and unjustified.

12. Governing Law & Venue. This Agreement is established under, and shall be governed and construed according to, the laws of the State of New York. Jurisdiction of any action or proceeding relating to or arising out of this Agreement shall be in the State of New York.

13. Payment of Legal Fees. In the event that any Party proves there has been a material breach of this Agreement, then the prevailing party shall be entitled to reasonable legal fees, costs, and disbursements.

14. Non-Assignment. Mr. Wulff agrees that he has not assigned or transferred to any other person or entity any claims that are released by this Agreement, and that the benefits being provided to him are not subject to alienation. Mr. Wulff agrees to defend, indemnify, and hold harmless the Company from and against any claim, including the payment of attorneys’ fees and costs incurred, whether or not litigation is commenced, based on, in connection with, or arising out of any such assignment or transfer.

15. Severability. The provisions of this Agreement are severable, and if any part is determined by a court of competent jurisdiction to be unenforceable, the other provisions nonetheless shall remain fully valid and enforceable.

16. Counterparts. This Agreement may be executed in counterparts, all of which, taken together will have the same effect as though all signers executed one and the same document.

17. Cooperation with Investigations/Litigation. Mr. Wulff agrees, upon Company’s request, to reasonably cooperate with Company in any investigations, litigation, arbitration, or regulatory proceedings relating to any events that occurred during Mr. Wulff s employment with Company. Mr. Wulff will be reasonably available to consult with Company’s counsel, to provide information, and (to the extent requested) to appear to give truthful testimony. Company will reimburse Mr. Wulff for reasonable out-of-pocket meal and travel expenses Mr. Wulff incurs in extending such cooperation, so long as Mr. Wulff provides advance written notice of Mr. Wulff s request for reimbursement and provides satisfactory documentation of the expenses.

18. Return of Property/Confidentiality Assurances. Prior to receiving the Severance set forth in ?1, Mr. Wulff shall return to the Company any and all emails and electronic communications on any platform, data on personal devices or cloud service (including Dropbox, Google Drive, and iCloud), copies, screenshots, extracts, records, documents, computer disks, computer tapes, computer memory and recordings, credit cards and keys, computer software and programs, and any and all other original, transcribed, or reproduced information, in whatever form he has in his actual or constructive possession, if any, that concern the business activities of the Company and which he has at any time in the past maintained at the Company, received through the Company, or removed from the Company (including by any and all electronic means), whether the information was generated or created, in whole or in part, by him or by others, and specifically including any and all such information created by him or by others at or on behalf of the Company, used by him or by others in the same or other form at the Company, retained or obtained at any time during or after his employment with the Company, or otherwise received, at any time or for any reason, from any current or former employee of the Company which he knows, or has reason to know, has been, or is being provided to him without the Company’s authorization, that: (a) contains any information concerning the Company’s business, revenues, costs, compensation or compensation structure, purchase prices, past transactions, projects, preferences, prior or current revenues, contact persons, contract expiration dates, service agreement expiration dates, contract terms or conditions, marketing strategies, work flow analyses, systems configurations, conditions or schedules, contract renewal dates, option terms or dates, vendors, or other confidential business information that he learned, received, or used during his employment with the Company or which he has received at any time from any current or former employee of the Company, and any and all other information that relates in any way to the business done by the Company; or (b) contains any information concerning the books and records of the Company, including but not limited to, the identity of, or information concerning, the Company’s employees, key personnel, business plans, revenues, target markets, marketing strategies, past transactions, contract terms, project specifications or arrangements, discount policies, transaction records, future business practices, plans, and/or client relations. Mr. Wulff represents, covenants, and warrants that he has not, directly, or indirectly, retained any such records or information in any form or in any medium, and he represents, covenants, and warrants that he has not given custody or possession of any records to any current employer or any other person, entity, or third party.

A. The obligation to return the records and information described in 18 shall extend to the complete retrieval and return of any and all such records and information which Mr. Wulff has in his possession, over which he has control, and/or to which he has actual or constructive access, including, but not limited to, the recovery and return of any and all such records, property, and information provided by him at any time to any other third party or person. Mr. Wulff shall return any and all such records or information to Glucotrack Inc, Attn: Paul Goode, 301 Rte 17N, Suite 800, Rutherford, NJ 07070 via Federal Express, or other overnight service, in the event he learns or discovers, at any time hereafter, that any such records or information are within his possession or control.

B. Mr. Wulff shall certify in writing that he is in compliance with this 18. Such certification shall be sent to Glucotrack Inc, Attn: Paul Goode, 301 Rte 17N, Suite 800, Rutherford, NJ 07070 and pvgoode@glucotrack.com.

C. Mr. Wulff acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Mr. Wulff understands that if Mr. Wulff files a lawsuit for retaliation by Company for reporting a suspected violation of law, Mr. Wulff may disclose the trade secret to Mr. Wulff s attorney and use the trade secret information in the court proceeding if Mr. Wulff (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Mr. Wulff has with Company, is intended to conflict with the Defend Trade Secrets Act or create liability for disclosures of trade secrets that are expressly allowed by such section.

Please initial each page of this document, sign, date, and return the

Agreement to:

Michael J. Sciotti, Esq.

Barclay Damon LLP

125 East Jefferson Street

Syracuse, New York 13202

SIGNATURE PAGE FOLLOWS

ACCEPTED AND AGREED:

Dated: March 27, 2026	/s/ Peter C. Wulff
Peter C. Wulff

Dated: March 27, 2026	Glucotrack, Inc.

	By:	/s/ Paul Goode
Paul Goode
President & CEO